Exhibit 99.3
Consent of Morgan Stanley & Co. Incorporated
     We hereby consent to the use in the Registration Statement on Form S-4 of URS Corporation and in the Proxy Statement/Prospectus of URS Corporation and Washington Group International, Inc., which is part of the Registration Statement, of our opinion dated May 28, 2007, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY — Opinions of Financial Advisors”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the URS Board of Directors and Its Reasons for the Merger”, and “THE MERGER — Opinion of URS’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ David Cohen
David Cohen
Executive Director
Los Angeles, California
September 15, 2007